EXHIBIT 99.1

Rex Energy Reports Record Second Quarter and First Half 2008 Results

STATE COLLEGE, Pa.—(BUSINESS WIRE)—Aug. 6, 2008—Rex Energy Corporation (NASDAQ:REXX) today announced results for the second quarter and first half of 2008. Highlights include:

•	Production volumes for the first half of 2008 increased to 516,784 barrels of oil equivalent “BOE”, up 5.5% from the same period in 2007;

•	Revenues for the first half of 2008 increased to $38.8 million, up 46.3% from the same period in 2007;

•	EBITDAX(1) for the first half of 2008 increased to $18.2 million, up 71.9% from the same period in 2007;

•	Production volumes in the second quarter 2008 increased to 259,413 BOE, up 7.9% from the same period in 2007;

•	Revenues in the second quarter 2008 increased to $20.4 million, up 52.1% from the same period in 2007;

•	EBITDAX(1) in the second quarter 2008 increased to $9.5 million, up 76.5% from the same period in 2007.

(1) EBITDAX is a non-GAAP measure. We reported a net loss of $38.0 million in the second quarter of 2008 compared with a net loss of $2.6 million in the second quarter of 2007. The loss was significantly impacted by our unrealized, or non-cash, losses on oil and gas derivatives due predominately to the significant increases in oil prices during the first half of 2008. A reconciliation of net loss to EBITDAX can be found in the accompanying tables at the end of this report.

Second Quarter 2008

Production in the second quarter of 2008 totaled 259,413 BOE, of which approximately 77.1% was attributable to oil. Production volumes increased approximately 7.9% from the same period in 2007. The Company’s Illinois Basin operations contributed 73.1% to second quarter production, while the Company’s Appalachian Basin operations contributed 17.3% and the Company’s southwestern region supplied 9.6% to second quarter production. Production in the second quarter of 2008 continued to be adversely affected by flooding in certain areas of the Illinois Basin. As a result of this flooding, net oil production was affected by approximately 7,500 barrels. Most of the Company’s oil properties are now back in production and operating normally. This temporary shut-in of production during the second quarter of 2008 did not impact our ASP project activity in the Lawrence Field; however, it has caused delays in our conventional drilling programs in the basin which is expected to adversely affect our anticipated oil production in the third quarter of 2008.

Operating revenues for the second quarter of 2008 were $20.4 million, representing a 52.1% increase from revenues of $13.4 million in the second quarter of 2007.

The average realized oil price in the second quarter 2008, before the effect of derivatives, was $120.48 per barrel (“Bbl”), up 98.5% from $60.70 per Bbl in the second quarter of 2007. The company’s average realized natural gas price in the second quarter of 2008, before the effects of derivatives, was $10.96 per thousand cubic feet (“Mcf”) of natural gas, an increase of 45.9% from $7.51 per Mcf of natural gas in the second quarter of 2007.

Total operating expenses for the second quarter 2008 were $17.9 million, up from $12.9 million in the second quarter of 2007. Production and lease operating expenses were $7.2 million for the second quarter of 2008, up from $6.3 million for the same period in 2007. General and administrative expenses were $4.1 million in the second quarter of 2008, up from $1.6 million in the second quarter of 2007. Non-cash compensation expenses accounted for approximately $736,000 of the total general and administrative expenses in the second quarter of 2008. We did not incur any non-cash compensation expense in the second quarter of 2007 which was prior to our reorganization and initial public offering.

We incurred approximately $969,000 in exploration expenses during the second quarter of 2008 primarily due to seismic expenses and expenses related to geological mapping, compared to $1.1 million for the second quarter of 2007. Depreciation, depletion, amortization, and accretion (“DD&A”) expenses were $5.6 million in the second quarter of 2008, up from $3.8 million for the second quarter of 2007.

We reported a net loss of $38.0 million in the second quarter of 2008 compared with a net loss of $2.6 million in the second quarter of 2007. The loss was significantly impacted by our unrealized losses on oil and gas derivatives of $65.9 million. These non-cash losses are associated with the mark-to-market adjustments on our outstanding derivatives which grew predominantly as a result of the significant increases in oil prices this quarter. The unrealized losses on oil and gas derivatives were partially offset by an income tax benefit of approximately $25.8 million.

Net income comparable to analyst estimates, a non-GAAP financial measure of net income which excludes deferred tax benefits, dry hole and impairment expenses, gains or losses on the sale of assets, unrealized gains or losses from financial derivatives and non-cash compensation expenses, was $3.0 million, or $0.09 per fully diluted share, up from a loss of $716,000 in the second quarter of 2007. (See the accompanying table reconciling this non-GAAP measure.)

EBITDAX, a non-GAAP measure, was $9.5 million for second quarter of 2008. This represented an increase of 76.5% from the second quarter of 2007, and an increase of 10.1% from the first quarter of 2008 (See the accompanying table reconciling this non-GAAP measure). Cash flows from operations for the three months ended June 30, 2008 grew approximately 321% to $7.6 million in the second quarter of 2008, up from $1.8 million in the second quarter of 2007.

Capital expenditures for drilling & development in the second quarter 2008 were approximately $19.0 million, which funded the drilling or recompletion of 23 gross (22 net) wells and related improvements to infrastructure. Of the wells drilled or recompleted, 13 gross (12 net) wells were completed and are producing and 10 gross (10 net) wells are expected to be productive, but are awaiting completion. Additionally, $26.7 million was invested in acquisitions, leasing, leasehold improvements, and technology equipment during the second quarter of 2008.

First Half 2008

Production for the six months ended June 30, 2008 was 516,784 BOE, of which approximately 77.6% was attributable to oil. Production volumes increased approximately 5.5% from the same period in 2007. The Company’s Illinois Basin operations contributed 73.1% to the first half of 2008 production, while the Company’s Appalachian Basin operations contributed 16.6% and the Company’s southwestern region 10.3% supplied for first half 2008 production.

Revenues for the first six months of 2008 were $38.8 million, representing a 46.3% increase from revenues of $26.5 million for the six months of 2007.

The company’s average realized oil price for the first half of 2008, before the effect of derivatives, was $106.73 per barrel (“Bbl”), up 86.2% from $57.31 per Bbl for the first half of 2007. The Company’s average realized natural gas price for the first six months of 2008, before the effects of derivatives, was $9.76 per thousand cubic feet (“Mcf”) of natural gas, up from $7.05 per Mcf of natural gas in the first six months of 2007.

Total operating expenses for the six months ended June 30, 2008 were $35.0 million, up from $25.7 million for the same period in 2007. Production and lease operating expenses were $13.9 million for the first six months of 2008, up from $12.4 million for the same period in 2007. General and administrative expenses were $7.6 million for the first half of 2008, up from $3.6 million in for the first six months 2007. Non-cash compensation expenses accounted for approximately $1.1 million of the total General and Administrative expenses in the first half of 2008. We did not incur any non-cash compensation expense in the first half of 2007, which was prior to our reorganization and initial public offering.

Exploration expense during the first half of 2008 was $2.4 million, which was the result of the expense of three Indiana New Albany Shale wells drilled during 2006, an exploratory oil well in the Company’s southwestern region drilled during 2007, and seismic and geological mapping expenses. DD&A expenses were $11.1 million for the first six months of 2008, up from $7.9 million in same period for 2007.

We reported a net loss of $45.1 million in the first half of 2008 compared with a net loss of $4.8 million in the first half of 2007. The loss was significantly impacted by our unrealized losses on oil and gas derivatives of $75.8 million. These non-cash losses are associated with the mark-to-market adjustments on our outstanding derivatives which grew due predominately to the significant increases in oil prices this quarter. The unrealized losses on oil and gas derivatives were partially offset by an income tax benefit of approximately $30.6 million.

Net income comparable to analyst estimates, a non-GAAP financial measure of net income which excludes deferred tax benefits, dry hole and impairment expenses, gains or losses on the sale of assets, unrealized gains or losses from financial derivatives and non-cash compensation expenses, was $5.5 million, or $0.17 per fully diluted share, for the six months ended June 30, 2008, up from a net loss of $1.9 million for the same period in 2007. (See the accompanying table reconciling this non-GAAP financial measure.)

EBITDAX, a non-GAAP financial measure, was $18.2 million for the first half of 2008, up from $10.6 million for the same period in 2007. This represented an increase of 71.9% from the first six months of 2007 (See the accompanying table reconciling this non-GAAP financial measure.). Cash flows from operations grew approximately 313% to $16.8 million in the first six months of 2008, up from $4.1 million in the first six months of 2007.

Capital expenditures for drilling and development for the six months ended June 30, 2008 were $34.7 million, which funded the drilling or recompletion of 43 gross wells (40 net wells) and related improvements to infrastructure and facilities. Of the wells drilled or recompleted, 33 gross wells (30 net wells) are producing and 10 gross wells (10 net wells) are expected to be productive, but are awaiting completion. Additionally, the Company expended $30.1 million on leasing and acquisitions during the first half of 2008.

Operations Update

During the second quarter of 2008, the Company drilled or participated in three gross (two net) conventional natural gas wells in the Appalachian Basin, one gross (.2 net) wells are producing, and two gross (two net) wells are expected to be completed and put into production during the third quarter of 2008. The Company is pleased to announce that it has achieved its minimum leasing goal for the year, which as previously announced was to end the year with between 60,000 and 80,000 net Marcellus Shale prospective acres. As of August 4, 2008 the Company’s Marcellus Shale prospective acreage has grown to approximately 85,000 gross (61,000 net) acres.

The Company is pleased to announce that initial production flow tests on its first two vertical Marcellus Shale wells averaged approximately 675 Mcf per day of natural gas per well. Production from the first two wells was determined to have a heating value of approximately 1,200 British Thermal Units (“BTU”) and contained condensate liquids. The company is currently in the process of designing a treatment plant in order to market these liquids and the natural gas in this project area.

The Company is also pleased to announce that , on August 5th, 2008, the Company executed a letter of intent to acquire a 50% interest in approximately 22,700 gross (11,350 net) acres from its partner in the project area in which the Company drilled its first two vertical Marcellus Shale wells. The Company currently owns the remaining 50% interest in the acreage. Closing of this lease acquisition is expected to occur on or about September 30th, 2008.

The Company has spud the first of three additional vertical test wells in its second project area in southwestern Pennsylvania, and continues to anticipate drilling an additional 5-7 vertical wells sufficient to test each of its Marcellus Shale project areas by year end.

In the Illinois Basin, the Company drilled or recompleted approximately 17 gross (17 net) oil wells during the second quarter of 2008, nine gross (nine net) wells are producing, and eight gross (eight net) wells are expected to be completed and put into production during the third quarter of 2008.

The Company is continuing to inject Alkali-Surfactant-Polymer (“ASP”) chemicals into its two pilot projects in the Lawrence field. In the Company’s Cypress Sandstone ASP Pilot, the Company believes it is experiencing an initial response to the ASP chemical injection as indicated by an increase in the oil cut ratio. Chemical injection in Company’s Bridgeport Sandstone pilot is continuing as planned. Although it remains premature to estimate ultimate response or ultimate recoveries in either of the Company’s ASP pilots, the Company is encouraged by both the rate of injection in the Bridgeport Pilot and the initial positive response in the Cypress Pilot which appears to have occurred ahead of schedule.

Management Comments

Benjamin W. Hulburt, Rex Energy’s President and CEO, commented, “I am very pleased with the progress our team is making in both of our main projects, the Marcellus Shale and the Lawrence Field ASP project. This is a very momentous year for Rex Energy and I am very enthused by our team’s ability to execute on our plan on time and on budget.”

Production & Capital Expenditure Guidance

Due predominately to the flooding in the Illinois Basin and the need to construct a gas treatment plant in our first Marcellus Shale project area, the Company is revising its initial production guidance for the third quarter of 2008 and is providing the following update to guidance for the fourth quarter of 2008 based upon the information available at the time of this release. Please see the forward-looking statements cautionary statement at the end of this release for more discussion of the inherent limitations of this information.

Third Quarter Ending September 30, 2008

Production:
Oil (Mbl)	205 - 220
Gas (MMcf)	330 - 370
Oil Equivalent (MBOE)	260 - 282
Avg. Daily Production of Oil Equivalent (MBOE)	2,825 – 3,065
Capex Budget (in millions)	$30 - $40

Fourth Quarter Ending December 31, 2008
Production:
Oil (Mbl)	216 - 229
Gas (MMcf)	360 - 390
Oil Equivalent (MBOE)	276 - 294
Avg. Daily Production of Oil Equivalent (MBOE)	3,000 – 3,200
Capex Budget (in millions)	$25 - $35

WEBCAST INFORMATION

A conference call to discuss the second quarter and year-end results is scheduled for 10:30 a.m. Eastern time on August 6th, 2008. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the Company’s web-site: www.rexenergy.com. A taped replay of the conference call will be accessible by dialing 888-286-8010 (toll free) or (International) 617-801-6888 and entering passcode 92392306, from 12:30 p.m. Eastern time August 6, 2008, until 11:59 p.m. Eastern time August 13, 2008.

ABOUT REX ENERGY

Rex Energy is an independent oil and gas company operating in the Illinois Basin, the Appalachian Basin and the southwestern region of the United States. The Company pursues a balanced growth strategy of exploiting its sizable inventory of lower-risk developmental drilling locations, pursuing its higher-potential exploration drilling and enhanced oil recovery projects, and actively seeking to acquire complementary oil and natural gas properties.

For more information, contact: Joseph DeSimone, director of investor relations, at (814) 278-7267 or jdesimone@rexenergycorp.com

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and the occurrence of any unanticipated acquisition opportunities. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

The Company’s internal estimates of reserves may be subject to revision and may be different from estimates by the Company’s external reservoir engineers at year end. Although the Company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30, 2008 (unaudited)	December 31, 2007 (audited)
ASSETS
Current Assets
Cash and Cash Equivalents	$39,841	$1,085
Accounts Receivable	12,398	8,805
Short-Term Derivative Instruments	—	20
Deferred Taxes	18,260	4,700
Inventory, Prepaid Expenses and Other	1,454	1,388

Total Current Assets	71,953	15,998
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	223,371	200,962
Unevaluated Oil and Gas Properties	71,803	33,074
Other Property and Equipment	16,005	4,397
Wells in Progress	13,602	10,773
Pipelines	1,798	2,194

Total Property and Equipment	326,579	251,400
Less: Accumulated Depreciation, Depletion and Amortization	(43,534)	(33,868)

Net Property and Equipment	283,045	217,532
Intangible Assets and Other Assets – Net	1,861	2,034
Goodwill	32,700	32,700

Total Assets	$389,559	$268,264

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$10,662	$7,152
Accrued Expenses	10,675	2,662
Short-Term Derivative Instruments	43,990	10,893
Current Portion of Long-Term Debt	—	29

Total Current Liabilities	65,327	20,736
Senior Secured Line of Credit and Long-Term Debt	—	27,207
Long-Term Derivative Instruments	64,374	18,843
Deferred Taxes	13,300	30,300
Other Deposits and Liabilities	6,483	345
Future Abandonment Cost	6,720	6,396

Total Liabilities	$156,204	$103,827
Commitments and Contingencies (See Notes)
Owners’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 36,569,712 shares issued and outstanding on June 30, 2008	37	31
Additional Paid-In Capital	289,092	175,170
Retained Deficit	(55,774)	(10,640)
Other Comprehensive Loss	—	(124)

Total Owners’ Equity	233,355	164,437

Total Liabilities and Owners’ Equity	$389,559	$268,264

REX ENERGY CORPORATION

CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

(Unaudited, $ and Shares in Thousands Except per Share Data)

	Rex Energy Corporation Consolidated	Rex Energy Combined Predecessor Companies	Rex Energy Corporation Consolidated	Rex Energy Combined Predecessor Companies
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
OPERATING REVENUE
Oil and Natural Gas Sales	$27,996	$13,916	$49,597	$26,691
Other Revenue	142	113	256	213
Realized Loss on Derivatives	(7,783)	(647)	(11,064)	(383)

TOTAL OPERATING REVENUE	20,355	13,382	38,789	26,521
OPERATING EXPENSES
Production and Lease Operating Expenses	7,249	6,318	13,916	12,424
General and Administrative Expense	4,124	1,632	7,597	3,614
Accretion Expense on Asset Retirement Obligation	171	130	353	254
Exploration Expense of Oil and Gas Properties	969	1,119	2,402	1,704
Depreciation, Depletion, and Amortization	5,417	3,705	10,718	7,654

TOTAL OPERATING EXPENSES	17,930	12,904	34,986	25,650

INCOME FROM OPERATIONS	2,425	478	3,803	871
OTHER INCOME (EXPENSE)
Interest Income	176	—	183	1
Interest Expense	(299)	(2,272)	(735)	(4,349)
Gain (Loss) on Sale of Oil and Gas Properties	(194)	15	(192)	192
Unrealized Loss on Derivatives	(65,857)	(3,298)	(78,856)	(6,734)
Other Income (Expense)	15	(41)	20	(85)

TOTAL OTHER EXPENSE	(66,159)	(5,596)	(79,580)	(10,975)
NET LOSS BEFORE MINORITY INTEREST AND (PROVISION) BENEFIT FOR TAXES	(63,734)	(5,118)	(75,777)	(10,104)
MINORITY INTEREST SHARE OF NET LOSS	—	(2,546)	—	(5,274)

NET LOSS BEFORE INCOME TAX	(63,734)	(2,572)	(75,777)	(4,830)
Income Tax Benefit	25,773	—	30,643	—

NET LOSS	$(37,961)	$(2,572)	$(45,134)	$(4,830)

Basic and fully diluted earnings per share	$(1.11)		$(1.39)
Weighted average shares of common stock outstanding	34,349		32,572

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Production:
Oil (Bbls)	199,913	197,174	401,276	398,594
Natural gas (Mcf)	356,997	259,197	693,046	546,182

Total (BOE)[a]	259,413	240,374	516,784	489,624
Average daily production:
Oil (Bbls)	2,197	2,167	2,205	2,202
Natural gas (Mcf)	3,923	2,848	3,808	3,018

Total (BOE)[a]	2,851	2,642	2,840	2,705
Average sales prices:
Oil (per Bbl)	$120.48	$60.70	$106.73	$57.31
Natural gas (per Mcf)	$10.96	$7.51	$9.76	$7.05
Total (per BOE)[a]	$107.92	$57.89	$95.97	$54.51
Average NYMEX prices[b]
Oil (per Bbl)	$124.26	$65.03	$110.97	$61.60
Natural gas (per Mcf)	$11.47	$7.55	$10.10	$7.16

[a]	Natural gas is converted at the rate of six Mcf to one BOE and oil is converted at a rate of one Bbl to one BOE
[b]	Based upon the average of bid week prompt month prices

	Production and Revenue by Basin
	For Three Months Ended June 30,		For Six Months Ended June 30,
	2008	2007	2008	2007
Appalachian
Revenues – Natural Gas	$3,053,208	$1,373,096	$5,164,815	$2,798,792
Volumes (MCF)	270,036	172,650	513,588	372,768
Average Price	$11.31	$7.95	$10.06	$7.51

Illinois
Revenues – Oil	$22,821,047	$11,496,657	$40,324,858	$21,814,865
Volumes (BBL)	189,551	189,330	377,908	380,733
Average Price	$120.40	$60.72	$106.71	$57.30

Permian
Revenues – Oil	$1,264,901	$472,356	$2,505,085	$1,027,654
Volumes (BBL)	10,362	7,844	23,369	17,861
Average Price	$122.07	$60.22	$107.20	$57.54

Revenues – Natural Gas	$857,325	$573,918	$1,601,906	$1,049,567
Volumes (MCF)	86,958	86,550	179,454	173,424
Average Price	$9.86	$6.63	$8.93	$6.05

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES

(Unaudited, As of March 31, 2008)

Period	Contract Type	Volume	Average Derivative Price
Oil
2008	Swaps	102,000 Bbls	$ 65.58
2008	Collars	212,000 Bbls	$ 65.47 – 83.99
2009	Swaps	192,000 Bbls	$ 64.00
2009	Collars	410,000 Bbls	$ 64.16 – 73.73
2010	Swaps	180,000 Bbls	$ 62.20
2010	Collars	408,000 Bbls	$ 62.94 – 86.85
2011	Collars	444,000 Bbls	$81.08 – 157.41

	Total	1,948,000 Bbls
Natural gas
2008	Collars	480,000 Mcf	$ 7.00 – 9.26
2009	Collars	840,000 Mcf	$ 7.14 – 9.29
2010	Collars	840,000 Mcf	$7.79 – 11.11
2011	Collars	720,000 Mcf	$8.00 – 14.75

	Total	2,880,000 Mcf

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income. EBITDAX, as defined above, is used as a financial measure by the company’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	The company’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	The company’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

The Company has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the Company’s computations of EBITDAX. While the Company has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the Company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

The Company believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the Company may borrow money to finance its operations, interest expense is a necessary element of its costs and its ability to generate cash available for distribution. Because the Company uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the Company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, the Company believes it is important to consider both net income determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the Company’s net income to its EBITDAX for each of the periods presented ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Income (Loss)	$(37,961)	$(2,572)	$(45,134)	$(4,830)
Add Back Depletion, Depreciation & Amortization	5,417	3,705	10,718	7,654
Add Back Accretion Expense on Future Abandonment Obligations	171	130	353	254
Add Back Non-Cash Compensation Expense	736	—	1,104	—
Add Back Interest Expense	299	2,272	735	4,349
Add Back Exploration & Impairment Expenses	969	1,119	2,402	1,704

Less Interest Income	(176)	—	(183)	(1)
Add Back Unrealized Losses from Financial Derivatives	65,857	3,298	78,856	6,734
Add Back Minority Interest Share of Net Income (Loss)	—	(2,546)	—	(5,274)
Add Back (Less) Income Tax Expense (Benefit)	(25,773)	—	(30,643)	—

EBITDAX	$9,539	$5,406	$18,208	$10,590

EARNINGS COMPARABLE WITH ANALYST ESTIMATES

“EARNINGS COMPARABLE WITH ANALYST ESTIMATES” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: minority interest share of net income which were acquired as part of the Company’s reorganization on July 31, 2007, deferred income taxes, unrealized gains or losses from financial derivatives, minus gains from unrealized financial derivatives, minus deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates, as defined above, is used as a financial measure by the Company’s management team and by other users of its financial statements, to analyze its financial performance without regard to minority interests which were all acquired as part of the Company’s reorganization on July 31, 2007, non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analysts Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the Company’s performance.

The Company has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the Company’s computations of this measure. You are cautioned that Earnings Comparable with Analyst Estimates as reported by the Company may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the Company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of the Company’s net income to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Income (Loss)	$(37,961)	$(2,572)	$(45,134)	$(4,830)
Adjustment for certain non-cash items
Minority Interest Share of Net Income (Loss)	—	(2,546)	—	(5,274)
Unrealized (Gain) Loss on Derivatives	65,857	3,298	78,856	6,734
Exploration and Impairment Expense	(13)	1,119	1,122	1,704
Non-cash Compensation Expense	736	—	1,104	—
(Gain) Loss on Sale or Disposal of Assets	194	(15)	192	(192)
Deferred income tax asset	(25,773)	—	(30,643)	—

Net Income (Loss) Before Income Taxes Comparable to Analysts Estimates, a non-GAAP measure	$3,040	$(716)	$5,497	$(1,858)